        As filed with the Securities and Exchange Commission on January 24, 1997
                                                       Registration No. 33-54211


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                                  -------------



                       POST-EFFECTIVE AMENDMENT NO. 10 TO

                             REGISTRATION STATEMENT
                                   ON FORM S-2
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------


                             WAXMAN INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                      5074
            (Primary Standard Industrial Classification Code Number)
                                   34-0899894
                     (I.R.S. Employer Identification Number)
                                24460 Aurora Road
                           Bedford Heights, Ohio 44146
                                 (216) 439-1830
               (Address, including zip code, and telephone number,
             including area code, of registrant's principal offices)
                                   ----------
                                  ARMOND WAXMAN
                                24460 Aurora Road
                           Bedford Heights, Ohio 44146
                                 (216) 439-1830
            (Name, address, including zip code, and telephone number,
                   including area code, of agents for service)
                                   ----------
                                   Copies to:
                            SCOTT M. ZIMMERMAN, ESQ.
                    Shereff, Friedman, Hoffman & Goodman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500
                                   ----------


               APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.


               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


               If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: [ ]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                                   ----------

                             WAXMAN INDUSTRIES, INC.

                              CROSS REFERENCE SHEET

                    PURSUANT TO ITEM 501(B) OF REGULATION S-K

           ITEM OF FORM S-2                                            PROSPECTUS CAPTION OR LOCATION
           ----------------                                            ------------------------------

1.         Forepart of the Registration Statement and                  Outside Front Cover Page of Prospectus
           Outside Front Cover Page of Prospectus

2.         Inside Front and Outside Back Cover                         Available Information; Inside Front Cover and Outside
           Page of Prospectus                                          Back Cover Pages of Prospectus


3.         Summary Information, Risk Factors and                       Prospectus Summary; Incorporation of Certain Information
           Ratio of Earnings to Fixed Charges                          by Reference; Risk Factors.

4.         Use of Proceeds                                             Inside Front Cover Page of Prospectus; Prospectus
                                                                       Summary; Use of Proceeds

5.         Determination of Offering Price                             Not Applicable

6.         Dilution                                                    Not Applicable

7.         Selling Security Holders                                    Selling Security Holders; Plan of Distribution

8.         Plan of Distribution                                        Outside Front Cover Page of Prospectus; Plan of
                                                                       Distribution

9.         Description of Securities to be Registered                  Outside Front Cover Page of Prospectus; Prospectus
                                                                       Summary; Description of Warrants; Description of Capital
                                                                       Stock

10.        Interests of Named Experts and Counsel                      Legal Matters

11.        Information with Respect to the Registrant                  Outside Front Cover Page of Prospectus; Available
                                                                       Information; Incorporation of Certain Information by
                                                                       Reference; Prospectus Summary; Risk Factors

12.        Incorporation of Certain Information by                     Available Information; Incorporation of Certain
           Reference                                                   Information by Reference

13.        Disclosure  of Commission Position on                       Not Applicable
           Indemnification  for Securities Act Liabilities

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 24, 1997


                             WAXMAN INDUSTRIES, INC.


              2,864,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK 2,950,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

         This Prospectus relates to the offer and sale of 2,864,000 warrants ("Restricted Warrants") to purchase shares of common stock, par value $.01 per share (the "Common Stock"), of Waxman Industries, Inc. (the "Company") and the 2,950,000 shares of Common Stock, subject to adjustment, issuable upon exercise of the Restricted Warrants and the Public Warrants (as defined below). The Restricted Warrants and the Public Warrants are referred to collectively herein as the "Warrants." An aggregate of 86,000 Warrants have been publicly traded since the registration of the offer and sale of the Warrants in May 1996. Therefore, this Prospectus does not cover the offer and sale of such 86,000 Warrants (the "Public Warrants"). The Restricted Warrants and shares of Common Stock referenced above offered hereby are sometimes collectively referred to herein as the "Securities." The Securities will be sold by the holders thereof (the "Selling Security Holders"). See "Selling Security Holders."

         On May 20, 1994, the Company issued Series A 12 3/4% Senior Secured Deferred Coupon Notes Due 2004 having an initial accreted value of $50,000,000 (the "Notes") together with the Warrants in exchange for $50,000,000 aggregate principal amount of the Company's then outstanding 13 3/4% Senior Subordinated Notes due June 1, 1999 (the "Senior Subordinated Notes") pursuant to a private exchange offer (the "Private Exchange Offer") which was a part of a series of interrelated transactions (the "Reorganization"). In addition to the Private Exchange Offer, the components of the Reorganization included (i) the solicitation of the consents of the holders of the Company's 12.25% Fixed Rate Senior Secured Notes due September 1, 1998 and Floating Rate Senior Secured Notes due September 1, 1998 to certain waivers of and the adoption of certain amendments to the indenture governing such Senior Secured Notes (which notes were defeased by the Company), (ii) the establishment of a $55 million revolving credit facility and a $15 million term loan (each of which were refinanced) - See "Recent Developments," (iii) the solicitation of the consents of the holders of the Senior Subordinated Notes to certain waivers of and the adoption of certain amendments to the indenture governing the Senior Subordinated Notes and (iv) the repayment of the borrowings under the Company's then existing domestic revolving credit facilities.

         Each Warrant entitles the holder thereof to purchase one share of Common Stock, subject to adjustment in certain circumstances discussed below, at a cash exercise price of $2.45 per share, subject to adjustment in certain circumstances discussed below. The Company would receive all of the proceeds from the exercise of the Warrants. The Warrants are currently exercisable and expire on June 1, 2004. The Warrants were originally issued by the Company in a private placement to certain institutional investors. There is presently no active trading market for the Warrants and there can be no assurance that one will develop. The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "WAX." On January 23, 1997 the last reported sales price per share of Common Stock, as reported by the NYSE, was $5 5/8.


         The Securities are being offered for the accounts of the Selling Security Holders. See "Selling Security Holders." The offer and sale of the Securities is being registered under the Registration Statement of which this Prospectus forms a part in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (the "Equity Registration Rights Agreement"), dated as of May 20, 1994, between the Company and The Huntington National Bank, as Warrant Agent (the "Warrant Agent") under the Warrant Agreement dated as of May 20, 1994 between such Warrant Agent and the Company, on behalf of the original purchasers of the Warrants. The Company has agreed to pay all expenses of this offering but will not receive any of the proceeds from the sale of Securities being offered hereby. The aggregate proceeds to the Selling Security Holders from the sale of the Securities will be the purchase price of the Securities sold, less the aggregate underwriting fees, discounts and commissions, if any. See "Plan of Distribution."

         The Selling Security Holders directly, through agents designated from time to time or through dealers or underwriters also to be designated, may sell the Securities from time to time on terms to be determined at the time of sale. To the extent required, the specific Securities to be sold, the names of the Selling Security Holders, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discount with respect to a particular offer will be set forth in an accompanying Prospectus supplement (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus forms a part). The distribution of the Securities of the Selling Security Holders may be effected in one or more transactions that may take place on the NYSE or the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, commissions or discounts may be paid by the Selling Security Holders in connection with such sales.

         The Selling Security Holders and any broker-dealers, agents or underwriters that participate with the Selling Security Holders in the distribution of the Securities may be deemed to be "Underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements.

         PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS."

                    -----------------------------------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THESE SECURITIES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.


         THIS DOCUMENT MAY NOT BE PASSED ON IN THE UNITED KINGDOM TO ANY PERSON UNLESS THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 9(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1988 OR IS A PERSON TO WHOM THIS DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.



                        NOTICE TO NEW HAMPSHIRE RESIDENTS

         NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER CHAPTER 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                   -----------------------------------------


          THE DATE OF THIS PROSPECTUS IS                       , 1997

                              AVAILABLE INFORMATION


        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such periodic reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov. The Company's common stock is listed on the NYSE. Reports, proxy statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


        The Company has filed a Registration Statement on Form S-2 (together with all amendments thereto referred to herein as the "Registration Statement") under the Act, with the Commission covering the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and are qualified in all respects by such reference.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


        The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1996 filed with the Commission (File No.00-5888) pursuant to the Exchange Act, as amended by an amendment on Form 10- K/A1 filed with the Commission on October 11, 1996 (as so amended, the "1996 Annual Report"), the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 filed with the Commission on November 8, 1996 (the "September 1996 10-Q" and, together with the 1996 Annual Report, the "Periodic Reports").


        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         Any person receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Requests should be directed to Waxman Industries, Inc. 24460 Aurora Road, Bedford Heights, Ohio 44146, Telephone No: (216) 439-1830, attention: Vice-President-Finance.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus. References in this Prospectus to a particular fiscal year refer to the 12-month period ended on June 30 in that year.


         CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE HEREIN, INCLUDING STATEMENTS APPEARING IN THE ANNUAL REPORT UNDER THE CAPTION "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AS WELL AS ORAL STATEMENTS THAT MAY BE MADE BY THE COMPANY OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF THE COMPANY ACTING ON THE COMPANY'S BEHALF, THAT ARE NOT HISTORICAL FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE RISK THAT THE COMPANY MAY NOT BE ABLE TO IMPLEMENT ITS DELEVERAGING STRATEGY IN THE INTENDED MANNER, RISKS ASSOCIATED WITH CURRENTLY UNFORESEEN COMPETITIVE PRESSURES AND RISKS AFFECTING THE COMPANY'S INDUSTRY SUCH AS DECREASED CONSUMER SPENDING AND THE EFFECTS OF GENERAL ECONOMIC CONDITIONS. IN ADDITION, THE COMPANY'S BUSINESS, OPERATIONS AND FINANCIAL CONDITION ARE SUBJECT TO THE RISKS WHICH ARE DESCRIBED IN THE COMPANY'S REPORTS AND STATEMENTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                   THE COMPANY


        The Company believes it is one of the leading suppliers of plumbing products to the repair and remodeling market in the United States. The Company distributes plumbing, electrical and hardware products to approximately 56,000 customers in the United States, including, electrical and plumbing repair and remodeling contractors and independent retailers. The Company's consolidated net sales were $235.1 million and $65.9 million in fiscal 1996 and the three months ended September 30, 1996, respectively.

        The Company conducts its business primarily through its indirect wholly-owned subsidiary Waxman Consumer Products Group Inc. ("Consumer Products") and through Barnett Inc. ("Barnett"), of which the Company indirectly owns approximately 49.9% of the outstanding common stock (the "Barnett Common Stock"), and, through the ownership of certain non-voting convertible preferred stock, owns approximately a 54% economic interest. The Company also owns several smaller operations.

        Consumer Products markets and distributes approximately 7,000 products to a wide variety of retailers, primarily do-it-yourself ("D-I-Y") warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Consumer Products' customers include large national retailers such as Kmart, Builders Square and Wal-Mart. According to rankings of the largest D-I-Y retailers published in National Home Center News, an industry trade publication, Consumer Products' customers include 15 of the 25 largest D-I-Y retailers in the United States. Consumer Products works closely with its customers to develop comprehensive marketing and merchandising programs designed to improve their profitability, efficiently manage shelf space, reduce inventory levels and maximize floor stock turnover. For fiscal 1996, Consumer Products' largest customers, Kmart and its subsidiary Builders Square, accounted for approximately 42.3% of Consumer Products' total net sales.

        Consumer Products' marketing strategy includes offering mass merchandisers and D-I-Y retailers a comprehensive merchandising program which includes design, layout and setup of selling areas. Sales and service personnel assist the retailer in determining the proper product mix in addition to designing department layouts to effectively display products and optimally utilize available floor and shelf space. Consumer Products supplies point-of-purchase displays for both bulk and packaged products, including color-coded product category signs and color-coordinated bin labels to help identify products, and backup tags to signify products that require reordering. Consumer Products also offers certain of its customers the option of private label programs for their plumbing and floor care products. In-house design, assembly and packaging capabilities enable Consumer Products to react quickly and effectively to service its customers' changing needs. In addition, Consumer Products' products are packaged and designed for ease of use, with "how to" instructions included to simplify installation, even for the uninitiated D-I-Y consumer. Consumer Products' net sales for fiscal 1996 were $61.7 million. In connection with a recent strategic reevaluation of the Consumer Products' operations, Consumer Products decided to exit from the distribution of electrical products to further focus its strategic direction . The Company believes that the reorientation of Consumer Products' strategic focus will initially result in a decrease in net sales but will strengthen and improve the Consumer Products business in the long-term.

        Barnett is a direct marketer and distributor of an extensive line of plumbing, electrical and hardware products to over 43,000 active customers throughout the United States. Barnett offers approximately 9,000 name brand and private label products through its industry-recognized Barnett(R) catalogs and telesales operations. Barnett markets its products through three distinct, comprehensive catalogs that target professional contractors, independent hardware stores and maintenance managers. Barnett's staff of over 100 knowledgeable telesalespersons, customer service and technical support personnel work together to serve customers by assisting in product selection and offering technical advice. To provide rapid delivery and a strong local presence, Barnett has established a network of 29 distribution centers strategically located in 29 major metropolitan areas throughout the United States. Through these local distribution centers, approximately 70% of Barnett's orders are shipped directly to the customer, in almost all cases, the same day of receipt of an order. The remaining 30% of the orders are picked up by the customer at one of Barnett's local distribution centers. Barnett's strategy of being a low-cost, competitively priced supplier is facilitated by its volume of purchases and offshore sourcing of a significant portion of its private label products. Products are purchased from over 400 domestic and foreign suppliers.

        Barnett believes that its distinctive business model has enabled it to become a high-volume, cost-efficient direct marketer of competitively priced plumbing, electrical and hardware products. Barnett's approximately 675-page catalogs offer an extensive selection of products in an easy to use format enabling customers to consolidate purchases with a single vendor. Barnett provides an updated version of its catalogs to its customers on average four times a year. To attract new customers and offer special promotions to existing customers, Barnett supplements its catalogs with monthly promotional flyers. Barnett's experienced and knowledgeable inbound telesales staff, located at Barnett's centralized headquarters in Jacksonville, Florida, uses Barnett's proprietary information systems to take customer orders as well as offer technical advice. Barnett's highly trained outbound telesales staff maintains frequent customer contact, makes telesales presentations and encourages additional purchases. Targeted customer accounts are typically assigned an outbound telesalesperson in order to enhance customer relationships and improve customer satisfaction. Barnett's high in-stock position and extensive network of local distribution centers enable it to fulfill approximately 94% of the items included in each customer order and provide rapid delivery. Barnett's net sales were $127.4 million in fiscal 1996.

        The Company has several smaller operations which are conducted through its other indirect wholly-owned subsidiaries, WOC Inc. ("WOC") and TWI, International, Inc. ("TWI"). WOC includes four operations, the largest of which are U.S. Lock ("U.S. Lock") - a distributor of a full line of security hardware products and LeRan Gas Products ("LeRan") - a supplier of copper tubing, brass fittings and other related products. WOC's other operations also include its Madison Equipment division, a supplier of electrical products, and its Medal Distributing division, a supplier of hardware products. TWI includes foreign sourcing operations in Mexico, China and Taiwan which support Consumer Products, Barnett and WOC. Net sales from these smaller operations were $46.0 million in fiscal 1996.

        The current corporate structure of the Company is as follows:


  --------------------------------------------------------------------------------
                           WAXMAN INDUSTRIES, INC.
  --------------------------------------------------------------------------------
                                     |
                                     |
                                     |
                                     |
                    ---------------------------------------
                              WAXMAN USA INC.

                    ---------------------------------------
                                      |
                                      |
                                      |
                                      |
         ------------------------------------------------------------------------------------
         |                         |                         |                               |
         |                         |                         |                               |
         |                         |                         |                               |
         |                         |                         |                               |
  -------------               -----------                ---------                -------------------------

     BARNETT                     WAXMAN                   WOC INC.                TWI, INTERNATIONAL INC.
     INC.(1)                    CONSUMER                                              AND SUBSIDIARIES
                                PRODUCTS
                               GROUP INC.
  -------------               -----------                ---------                -------------------------

----------------------

(1) Waxman USA Inc. ("Waxman USA"), a wholly owned subsidiary of the Company, beneficially owns approximately 49.9% of the Barnett Common Stock and, together with non-voting convertible preferred stock of Barnett owned by Waxman USA , approximately 54% of the capital stock of Barnett.


                               RECENT DEVELOPMENTS


        In August 1995, the Company announced that it had decided to sell its Consumer Products business and entered into a letter of intent, which subsequently expired, which contemplated the sale of the Consumer Products business, together with certain supporting operations and certain home center accounts now serviced by Barnett, to a group consisting of HIG Capital Management of Miami, Florida along with certain members of Consumer Products' existing management team. Since the consummation of Barnett's initial public offering (the"Barnett Public Offering"), the Company has ceased its efforts to sell Consumer Products and instead retains and continues to operate Consumer Products and, for fiscal 1996, reported its results as a continuing operation. Prior period consolidated financial statements have been reclassified to conform with the current period presentation.

        On February 1, 1996, Barnett filed a registration statement with the Commission with respect to the Barnett Public Offering. On March 28, 1996, the registration statement with respect to the Barnett Public Offering was declared effective and on April 3, 1996, the Barnett Public Offering was consummated. In such offering, 7,207,200 shares, representing approximately 55.1% of the Barnett Common Stock, were sold in the aggregate by Barnett and Waxman USA, a direct wholly-owned subsidiary of the Company, at an initial public offering price per share of $14.00, resulting in aggregate net proceeds of $92.6 million. As a result of the Company's ownership of certain convertible non-voting preferred stock of Barnett, Waxman USA beneficially owns approximately 49.9% of the Barnett Common Stock and, together with its remaining convertible non-voting preferred stock, approximately a 54% economic interest in the capital stock of Barnett. The Company recorded a $65.9 million pre-tax gain from the sale of the Barnett Common Stock in fiscal 1996.

        In connection with the Barnett Public Offering and as part of the Company's efforts to decrease its leverage and increase its financial flexibility, Waxman USA consummated an exchange offer (the "Exchange Offer") pursuant to which it exchanged $43,026,000 principal amount of Waxman USA
11 1/8% Senior Notes due 2001 Series A (the "Senior Notes") for a like principal amount of the Company's outstanding Senior Subordinated Notes and in connection therewith solicited consents to certain amendments to the indenture pursuant to which the Senior Subordinated Notes were issued. Generally, the amendments to the Senior Subordinated Note indenture eliminate virtually all of the restrictive covenants and events of defaults previously contained in such indenture. The Exchange Offer decreased the Company's cash interest burden and extended the maturity of the Senior Subordinated Notes exchanged in the Exchange Offer until June 1, 2001. The Company intends to exchange the remaining outstanding Senior Subordinated Notes, prior to the maturity thereof, for a like principal amount of Senior Notes. However, there can be no assurances that such exchanges will be consummated.

        On June 28, 1996, Waxman USA refinanced its existing bank credit facilities with a new credit facility (the "New Credit Agreement") provided by BankAmerica Business Credit, Inc. The New Credit Agreement, which expires in May 1999, provides, among other things, for revolving credit advances of up to $30 million and term loans of up to $5.0 million. As of December 31, 1996, availability under the New Credit Agreement totaled approximately $12.8 million.

        In connection with the likely completion of the Barnett Public Offering and consequent retention of the Consumer Products business, the Company embarked upon a strategic review of Consumer Products and its other wholly-owned operations, taking into account the difficulties encountered during the sale process of Consumer Products, as well as the recent weaknesses in the industry in which the Company competes. As a result of management's review and refocus of Consumer Products as a continuing operation and consistent with its strategic direction, an $11.9 million charge, primarily for a reduction in the carrying value of day to day operating assets and liabilities, was recorded by Consumer Products in its fiscal 1996 operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the 1996 Annual Report for a further discussion of these charges.

        The traditional customers of certain of WOC's operations, smaller retail establishments, have been adversely affected by the movement by large national retailers to expand in more rural locations and to compete with such smaller retail establishments. In addition, the market has been increasingly impacted by the availability of lower cost foreign sourcing to both domestic and foreign competitors. In connection with management's strategic review of its other wholly-owned operations and as a result of business factors affecting these other operations, including increased competition from multi-category retailers and competitive pricing from overseas competitors, the effect of which was exacerbated by excess manufacturing capacity at the Company's foreign facilities, the Company recorded an additional charge of $2.9 million in the fiscal 1996 fourth quarter operating results primarily for a reduction in the carrying value of day to day operating assets and liabilities. In addition, during the fourth quarter of fiscal 1996, the Company recorded a $19.5 million pre-tax restructuring and asset impairment charge. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the 1996 Annual Report for a further discussion of these charges.

        Effective July 1, 1995, the Company changed its method of accounting for procurement costs. Procurement costs represent the amount paid in connection with a customer's commitment to purchase products from the Company for a specified period. The amount capitalized is the consideration paid by the Company to the new or existing customer (x) for the right to supply such customer for a specified period and (y) to purchase competitor's merchandise that the customer has on hand when it changes suppliers, less the salvage value received by the Company. The Company believes that amortization in the fiscal year incurred for such costs is consistent with the Company's strategic review of Consumer Products and is preferable due to the uncertainty of today's competitive retail environment. Previously, the Company amortized these costs over the period deemed to be benefited. The cumulative effect of this change on prior years of $8.2 million, without tax benefit, is reported separately in the fiscal 1996 consolidated statement of operations. The additional effect of the change in fiscal 1996 was to decrease the operating loss by $2.1 million.

        The Company recorded an extraordinary charge of approximately $6.3 million in fiscal 1996 related to a premium paid on the retirement of its 12 1/4% and Floating Rate Senior Secured Notes due 1998 and the accelerated amortization of the related unamortized debt discount and debt issuance costs attributed to indebtedness repaid from the net proceeds of the Barnett Public Offering, the Senior Notes and the New Credit Agreement.

        Due to the identification and correction of an intercompany inventory reconciling item between Consumer Products and the Company's Mexican sourcing operations, a $2.3 million charge, originally recorded in the third quarter of 1996 has been reversed and charged to 1994 for $1.0 million, 1993 for $0.9 million, 1992 for $0.2 million and 1991 for $0.2 million. The Company has restated prior year financial statements to reflect the correction of this item.

        Since the consummation of the Barnett Public Offering, the cash flow generated by such operations is no longer available to the Company. The Company relies primarily on Consumer Products for cash flow. Consumer Products may be adversely affected by prolonged economic downturns or significant declines in consumer spending. There can be no assurance that any such prolonged economic downturn or significant decline in consumer spending will not have a material adverse impact on the Consumer Products' business and its ability to generate cash flow. Furthermore, Consumer Products' largest customers, Kmart and its subsidiary, Builders Square, accounted for approximately 42.3% of Consumer Products' total net sales in fiscal 1996. The Company was advised by Kmart that it recently conducted a review of its supply arrangements with its suppliers of plumbing and hardware products, including Consumer Products, and had determined to continue utilizing Consumer Products as a vendor. As a result, the Company believes it will retain all of its Kmart business. However, all large merchandisers review supply arrangements from time to time and there can be no assurances that this relationship will continue or as to the terms of any relationship that does continue. In the event Consumer Products were to either lose Kmart as a customer or Kmart were to significantly curtail its purchases from Consumer Products, there would be material short-term adverse effects until the Company could modify Consumer Products' cost structure to be more in line with its reduced revenue base.

                                  THE OFFERING

         Securities Offered............................  2,864,000 Restricted Warrants to purchase shares of
                                                         Common Stock. In addition, this Prospectus relates to the
                                                         2,950,000 shares of Common Stock issuable upon exercise of the Warrants, subject to adjustment in the event of any
                                                         recapitalization, reclassification, stock dividend, stock
                                                         split, reverse stock split, stock issuance below fair market value or other similar transaction.

         Underlying Common Stock....................... Each Warrant is exercisable to purchase one share of
                                                        Common Stock subject to adjustment under certain
                                                        circumstances.  See "Description of Warrants."

         Exercise Price................................ $2.45 per share, subject to adjustment in certain circumstances.  See "Description of Warrants."

         Exercise Period............................... The Warrants are currently exercisable.  See "Description of
                                                        Warrants."

         Expiration Date............................... The Warrants expire at 5:00 p.m. New York City time on
                                                        June 1, 2004.

         Warrant Agent................................. The Huntington National Bank is serving as Warrant Agent under the Warrant Agreement.

         Common Stock
         Number of Shares.............................. 2,950,000 shares, subject to adjustment in certain circumstances, of Common Stock issuable upon the exercise
                                                        of the Warrants.

         Common Stock Outstanding...................... 11,856,774  shares as of  January 2, 1997 (including
                                                        9,703,878 shares of Common Stock and 2,152,896 shares of
                                                        Class B Common Stock).

         NYSE symbol for
         the Common Stock.............................. WAX

         Proceeds of the Offering...................... All of the proceeds from the sale of Securities offered hereby will be received by the Selling Security Holders.  The
                                                        Company will not receive any of the proceeds from this
                                                        offering.

                                                        If all of the 2,864,000 Restricted Warrants offered hereby are exercised at the initial exercise price of $2.45 per share, the
                                                        Company would receive $7,016,800, which would be added to the
                                                        Company's working capital and used for general corporate purposes, including repayment of debt.

         For more complete information regarding the Warrants, see "Description of Warrants."

                                  RISK FACTORS

        Prospective purchasers of Securities offered hereby should carefully consider the matters set forth under "Risk Factors," as well as the other information and data included in this Prospectus.

                                  RISK FACTORS

        Prospective purchasers of Securities offered hereby should carefully read the entire Prospectus and, in particular, should consider, among other things, the following risks.

LEVERAGE


        The Company has a high degree of leverage. At December 31, 1996, the outstanding consolidated indebtedness (excluding trade payables and accrued liabilities) of the Company's wholly-owned operations was approximately $131.9 million. This high degree of leverage may have important consequences to the Company, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to satisfy its debt service obligations; (iii) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable in the event of a downturn in its business and may limit its ability to capitalize on business opportunities. In addition to the other matters set forth herein under "Risk Factors," the Company's future performance is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control. The Company currently believes that it must obtain a significant infusion of funds, either through additional debt refinancing transactions or the sale of equity and/or assets before any further significant deleveraging can occur. The $5.7 million principal amount of Senior Subordinated Notes not exchanged in the Exchange Offer mature in June 1999. In addition, cash interest on the Company's 12 3/4% Senior Deferred Coupon Notes due 2004 (the "Deferred Coupon Notes") is payable semi-annually commencing December 1999. The Company's management's current projections indicate that there will not be sufficient cash flow from operations to make the $5.7 million principal payment in June 1999 on the Senior Subordinated Notes not exchanged or the December 1999 cash interest payment on the Deferred Coupon Notes. Accordingly, the Company's management currently intends to pursue a sale of assets or other capital raising transaction to satisfy such cash requirements. However, there can be no assurances that the Company will be able to consummate any such sale or capital raising transaction. There can also be no assurance that the Company will be able to refinance the Senior Subordinated Notes, the Deferred Coupon Notes, or the Senior Notes, respectively, at or prior to their respective maturities. In addition, the Company is a holding company with no operations of its own and, therefore, its ability to pay cash interest on the Notes commencing in December 1999, and any principal payments for the $5.7 million principal amount of the Senior Subordinated Notes not exchanged in the Exchange Offer, will require an increase in the Company's cash flow from current levels or a substantial reduction in the Company's level of indebtedness or the completion of other capital raising transactions, including asset sales. There can be no assurance that such increase in cash flow or reduction in indebtedness or other capital raising transaction will occur.


        To the Company's knowledge, its high degree of leverage has not resulted in the refusal by any of its customers, suppliers or manufacturers to do business with the Company or in the alteration of material terms which have had a material impact on the Company's business.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS; CONSEQUENCES OF FAILURE TO COMPLY


        The terms and conditions of the indentures under which the Senior Notes and Deferred Coupon Notes were issued, and the New Credit Agreement impose, and any other future indebtedness of the Company will impose, contain material restrictions that affect, among other things, the ability of the Company and/or its respective subsidiaries to incur debt, pay dividends, make acquisitions, create liens, sell assets and make certain investments and materially change the nature or conduct of its business. Indentures to which the Company and Waxman USA are currently party permit the respective company to sell assets to the extent that such sales are for fair market value and the consideration received by the selling company consists of at least 85% cash or cash equivalents and the net proceeds not used to repay indebtedness senior to the securities issued under the particular indenture, or such securities, or otherwise not reinvested are used to offer to purchase the respective security issued under such indenture. The New Credit Agreement provides that the proceeds from any asset sale must be used to repay debt. The breach of any of the foregoing covenants would result in a default under the applicable debt instrument permitting the holders of indebtedness outstanding thereunder, subject to applicable grace periods, to accelerate such indebtedness. Any such acceleration may cause a cross-default under the instruments evidencing other indebtedness of the Company and/or Waxman USA, including the indentures, and there can be no assurance that the Company and/or Waxman USA would have sufficient funds to repay such obligations or assets to satisfy such obligations in the event of an acceleration of such other indebtedness. The Company was in compliance with all loan covenants as of December 31, 1996.

        In addition, the New Credit Agreement requires Consumer Products and WOC (the "Borrowers") to maintain cash collateral accounts into which all available funds are deposited and applied to service amounts outstanding thereunder on a daily basis. If Consumer Products and WOC, the borrowers under the New Credit Agreement, were unable to borrow under the New Credit Agreement, due to a default or due to the failure to meet any other condition required to be met thereunder prior to borrowing (including any of the representations and warranties contained therein not being correct before and after giving effect to any such borrowing), the Borrowers would be left without an available source of cash.


CONTROL BY PRINCIPAL STOCKHOLDERS; CERTAIN ANTI-TAKEOVER EFFECTS


        Approximately 18.9% (and 12.3%, assuming the exercise of all of the Warrants offered hereby) of the outstanding shares of the Company's common stock, par value $.01 per share, and 82.8% of the outstanding shares of the Company's Class B common stock are beneficially owned by Melvin and Armond Waxman, brothers and the Chairman of the Board and Co-Chief Executive Officer and President and Co-Chief Executive Officer, respectively, of the Company (the "Principal Stockholders"). These holdings represent 62.1% (and 56.7%, assuming the exercise of all of the Warrants offered hereby) of the outstanding voting power of the Company. Consequently, the Principal Stockholders have sufficient voting power to elect the entire Board of Directors of the Company and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions, and to prevent or cause a change in control of the Company. In addition, certain provisions in the Company's Certificate of Incorporation, By-laws and debt instruments, including the Change of Control provisions in the Indenture governing the Notes, may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control.


DEFICIENCY OF EARNINGS TO FIXED CHARGES


        For fiscal 1995, 1994, and for the three months ended September 30, 1996, the Company's earnings were insufficient to cover its fixed charges by $11.7 million, $4.1 million and $1.9 million, respectively. The Company believes that the successful implementation of its business strategy described herein will enable it to reduce or eliminate the deficiency of earnings to fixed charges. However, there can be no assurances regarding when such deficiencies will be reduced or eliminated or that the deficiencies experienced in the past will not reoccur.


FOREIGN SOURCING


        For fiscal 1996, products manufactured outside of the United States accounted for approximately 27.0% of the total product purchases made by the Company. Foreign sourcing involves a number of risks, including the availability of letters of credit, maintenance of quality standards, work stoppages, transportation delays and interruptions, political and economic disruptions, foreign currency fluctuations, expropriation, nationalization, the imposition of tariffs and import and export controls and changes in governmental policies (including United States' policy toward the foreign country where the products are produced), which could have an adverse effect on the Company's business. The occurrence of certain of these factors would delay or prevent the delivery of goods ordered by the Company's customers, and such delay or inability to meet delivery requirements could have an adverse effect on the Company's results of operations and on the Company's relationships with its customers. In addition, the loss of a foreign manufacturer could have a short-term adverse effect on the Company's business until alternative supply arrangements were secured.


RELIANCE ON KEY CUSTOMERS


        For fiscal 1996 and 1995 and the three months ended September 30, 1996, Consumer Products' largest customer, Kmart and its subsidiary Builders Square, accounted for approximately 11.1%, 13.5% and 10.2%, respectively, of the Company's total net sales and 42.3%, 43.6% and 41.7%, respectively, of Consumer Products' total net sales. During the same periods, the Company's ten largest customers accounted for approximately 22.9%, 24.1% and 25.0%, respectively, of the Company's total net sales. The loss of, or a substantial decrease in, the business of one or more of the Company's largest customers could have a material adverse effect on the Company's operations. The Company was advised by Kmart that it recently conducted a review of its supply arrangements with its suppliers of plumbing and hardware products, including Consumer Products, and had determined to continue utilizing Consumer Products as a vendor. As a result, the Company believes it will retain all of its Kmart business. However, all large merchandisers review supply arrangements from time to time and there can be no assurances that this relationship will continue or as to the terms of any relationship that does continue. In addition, certain articles in the financial press in the past year have questioned the financial condition of Kmart, Consumer Products' largest customer. Furthermore, Kmart has stated that it intends to sell its Builders Square business, which accounted for approximately 24.8% and 24.7% , respectively, of Consumer Products' net sales in fiscal 1996 and fiscal 1995, respectively. There can be no assurance that any purchaser of Builders Square will continue to do business with the Company or to the extent it does continue to do business with the Company, as to the amount, terms or conditions of any sales by such purchaser. Since the consummation of the Barnett Public Offering, the Company and Waxman USA rely primarily on Consumer Products for cash flow. Consumer Products' customers include D-I-Y warehouse home centers, home improvement centers, mass merchandisers, hardware stores and lumberyards. Consumer Products may be adversely effected by prolonged economic downturns or significant declines in consumer spending. There can be no assurance that any such prolonged economic downturn or significant decline in consumer spending will not have a material adverse impact on Consumer Products' business and its ability to generate cash flow.


PROCEEDS OF THE OFFERING

        The Company will not receive any of the proceeds of this offering. All of the proceeds of this offering will be received by the Selling Security Holders.

ABSENCE OF PUBLIC MARKET; EFFECT OF MARKET PRICE OF BARNETT COMMON STOCK

        At present, the Warrants are owned by a small number of investors and there is no active trading market for the Warrants. If an active trading market does not develop, purchasers of the Warrants may have difficulty liquidating their investment and the Warrants may not be readily accepted as collateral for loans. Accordingly, no assurances can be given as to the price at which holders of the Warrants will be able to sell the Warrants, if at all.

        The liquidity of and the market prices for the Warrants and Common Stock can be expected to vary with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities, including fluctuations in the market for warrants and common stock generally. In addition, the market price of the Common Stock may be effected by the market price of the Barnett Common Stock, which may be affected by the factors enumerated in the preceding sentence.

POSSIBLE FUTURE SALES OF SHARES BY THE SELLING SECURITY HOLDERS

        Subject to the restrictions described under "Risk Factors -- Shares Eligible for Future Sale" and applicable law, upon the effectiveness of the Registration Statement of which this Prospectus forms a part, the Selling Security Holders could cause the sale of any or all of the Warrants or underlying shares of Common Stock they own. The Selling Security Holders may determine to sell Warrants or the underlying shares of Common Stock from time to time for any reason. Although the Company can make no prediction as to the effect, if any, that sales of Warrants or shares of Common Stock owned by the Selling Security Holders would have on the market price of Common Stock prevailing from time to time, sales of substantial amounts of Warrants or Common Stock, or the availability of such Warrants or shares of Common Stock for sale in the public market, could adversely affect prevailing market prices of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


        As of January 2, 1997, there were 9,703,878 shares of Common Stock outstanding and 2,152,896 shares of Class B Common Stock outstanding (convertible into 2,152,896 shares of Common Stock). To the extent such shares are not held by "affiliates" or otherwise subject to restrictions on resale, including those imposed by Section 16(b) of the Exchange Act, the Warrants, and upon exercise of the Warrants, the shares of Common Stock which are issuable upon exercise of the Warrants and offered hereby are eligible for sale in the public market. Although the Company can make no prediction as to the effect, if any, that sales of the Warrants and shares of Common Stock referred to above would have on the market price of the Common Stock prevailing from time to time, sales of a substantial amount of Warrants or Common Stock, or the availability of such Warrants or shares of Common Stock for sale in the public market could adversely affect prevailing market prices of the Common Stock.


                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Securities offered hereby, all of which will be received by the Selling Security Holders.


        If all of the 2,864,000 Warrants offered hereby are exercised at the initial exercise price of $2.45 per share, the Company would receive $7,016,800, which would be added to the Company's working capital and used for general corporate purposes.


                    SELLING SECURITY HOLDERS [TO BE UPDATED]


        The following table sets forth certain information with respect to the Securities beneficially owned and offered hereby by each Selling Security Holder.


Name                                               Warrants Owned         Warrants Offered
----                                               --------------         ----------------

Bank Of New York                                              277,000                  277,000
Bear Stern Securities Corp.                                   596,500                  596,500
Donaldson, Lufkin & Jenrette                                   67,100                   67,100
First Options of Chicago, Inc.                                 30,000                   30,000
Goldman, Sachs & Co.                                           96,100                   96,100
UMB Bank, N.A./IFTC                                         1,162,300                1,162,300
Lehman Brothers, Inc.                                          80,000                   80,000
Merrill Lynch, Pierce, Fenner & Smith, Inc.                   150,000                  150,000
Morgan Stanley & Co., Incorporated                             44,000                   44,000
Neuberger & Berman                                             36,500                   36,500
SSB Custodian                                                 324,500                  324,500
         Total                                              2,864,000                2,864,000

---------------

        The Company is registering, on behalf of each Selling Security Holder, the offer and sale of the number of Warrants set forth opposite such Selling Security Holder's name under the column captioned "Warrants Offered" and the same number of shares of Common Stock, subject to adjustment in certain circumstances, issuable upon exercise of the Warrants. As of the date hereof, no Warrants have been exercised to purchase shares of Common Stock. In addition, the Company is registering on behalf of Lehman Brothers, Inc. and Goldman Sachs & Co., the offer and sale of 66,000 and 20,000, respectively, shares of Common Stock issuable upon the exercise of Public Warrants.

        Because the Selling Security Holders may offer all or some part of the Securities pursuant to this Prospectus and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of

Securities to be offered for sale by the Selling Security Holders nor the amount of Securities that will be held by the Selling Security Holders upon termination of this offering. See "Plan of Distribution." To the extent required, the specific amount of Securities to be sold by the Selling Security Holders in connection with a particular offer will be set forth in an accompanying Prospectus supplement.


                           DESCRIPTION OF THE WARRANTS

        The Warrants were issued pursuant to the terms of a Warrant Agreement, dated as of May 20, 1994 (the "Warrant Agreement"), by and between the Company and The Huntington National Bank, as warrant agent (the "Warrant Agent"), on behalf of the original purchasers of the Warrants. The following summary of the material provisions of the Warrant Agreement and the Warrant Certificate attached thereto (the "Warrant Certificate") does not purport to be complete, and where reference is made to particular provisions of the Warrant Agreement or the Warrant Certificate, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Warrant Agreement and Warrant Certificate, which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

        The Warrants are currently exercisable. The Warrants will expire June 1, 2004. Upon exercise, each Warrant entitles the holder to receive one Warrant Share at a cash exercise price of $2.45, subject to adjustment in certain circumstances.

        Holders of the Warrants do not have any of the rights or privileges of the stockholders of the Company, including voting rights to receive dividends, prior to exercise of the Warrants. The Company has reserved out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants. The Common Stock issuable on exercise of the Warrants will be, when issued, fully paid and nonassessable.

ANTI-DILUTION

        The Warrants contain customary anti-dilution provisions, including adjustments in the event of a reclassification, recapitalization, stock dividend, stock split, reverse stock split, stock issuance below fair market value or other similar transaction, and including protections in the event of a transaction in which the Company is not the surviving entity.

METHOD OF EXERCISE

        The Warrants may be exercised by surrendering to the Warrant Agent the Warrant Certificates evidencing such Warrants, with the accompanying form of election to purchase properly completed and executed. Upon surrender of the Warrant Certificates and payment in cash of the exercise price, the Warrant Agent will deliver, or cause to be delivered, to or upon the written order of such holder, certificates representing the Warrant Shares to which such holder is entitled.

        Warrant Certificates will be issued in registered form only and no service charge shall be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

AMENDMENT

        From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of holders or that affects the anti-dilution provisions contained therein shall require the written consent of registered holders of a majority of the then outstanding Warrants. The consent of each holder of an Warrant affected shall be required for any amendment pursuant to which the number of Warrant Shares which could be acquired upon exercise of Warrants would be decreased or the exercise period for the Warrants would be modified in any manner.

                          DESCRIPTION OF CAPITAL STOCK


        The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.01 par value, 22,000,000 shares of Common Stock, $.01 par value, and 6,000,000 shares of Class B Common Stock, $.01 par value. As of January 2, 1997, no shares of Preferred Stock, 9,703,878 shares of Common Stock and 2,152,896 shares of Class B Common Stock were issued and outstanding.


COMMON STOCK AND CLASS B COMMON STOCK


        Each share of Common Stock entitles the holder to one vote on all matters submitted to the stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on all such matters. Except as set forth below, all actions submitted to a vote of stockholders are voted on by holders of Common Stock and Class B Common Stock voting together as a single class. The holders of Common Stock and Class B Common Stock vote separately as classes with respect to any amendments to the Company's Certificate of Incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely, and with respect to such other matters as may require class votes under the Delaware General Corporation Law (the "DGCL").


        Dividends on the Class B Common Stock may not exceed those on the Common Stock. Each share of Common Stock and Class B Common Stock is equal in respect of rights to dividends and other distributions in stock or property of the Company (including distributions upon liquidation of the Company), except that in the case of dividends or other distributions payable on the Common Stock and the Class B Common Stock in shares of such stock, including distributions pursuant to split-ups or divisions of the Common Stock or the Class B Common Stock, only Common Stock will be distributed with respect to Common Stock and only Class B Common Stock will be distributed with respect to Class B Common Stock. In no event will either the Common Stock or the Class B Common Stock be split, divided or combined unless the other is split, divided or combined equally.

        The Class B Common Stock is not transferable by a holder except to or among such holder's spouse, certain of such holder's relatives and certain trusts established for their benefit. The Class B Common Stock is convertible into Common Stock on a share-for-share basis at any time.

        If the number of outstanding shares of Class B Common Stock at any time falls below 250,000 (as adjusted for any stock splits, combinations, stock dividends or further issuances of Class B Common Stock), the outstanding shares of Class B Common Stock will automatically be converted into shares of Common Stock.


        The Class B Common Stock may tend to have an anti-takeover effect. Since voting control of the Company is vested primarily in the holders of the Class B Common Stock, the issuance of the Class B Common Stock could render more difficult, or discourage, a hostile merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of Common Stock. As of January 2, 1997, Melvin Waxman and Armond Waxman beneficially owned an aggregate of approximately 82.8% of the outstanding Class B Common Stock and 62.1% of the aggregate outstanding voting power of the Company.


        The transfer agent and registrar for the Common Stock and Class B Common Stock is American Stock Transfer & Trust Company, New York, New York.

PREFERRED STOCK

        The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors is authorized to fix the dividend rights and terms, any conversion rights, any voting rights, any redemption rights and terms (including sinking fund provisions), the rights in the event of liquidation and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, as well as the number of shares constituting such series and the designation thereof. The Preferred Stock, if issued, will rank senior to the Company Common Stock as to dividends and as to liquidation preference. Holders of Preferred Stock will have no preemptive rights. The issuance of shares of Preferred Stock could have an anti-takeover effect under certain circumstances. The issuance of shares of Preferred Stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with voting rights. The issuance of shares of the Preferred Stock as an anti-takeover device might preclude stockholders from taking advantage of a situation which they believed could be favorable to their interests. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any shares of Preferred Stock.


                              PLAN OF DISTRIBUTION

        Any or all of the Securities may be sold from time to time to purchasers directly by the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of Securities for whom they may act as agents. The Selling Security Holders and any such underwriters, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any profit on the sale of the Securities by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Securities may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The distribution of Securities by the Selling Security Holders may be effected in one or more transactions that may take place on the NYSE or the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees, discounts and commissions may be paid by the Selling Security Holders in connection with such sales of securities.

        At the time a particular offer of Securities is made, to the extent required, a supplement to this Prospectus will be distributed (or, if required, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed) which will identify the specific Securities being offered and set forth the aggregate amount of Securities being offered, the purchase price and the terms of the offering, including the name or names of the Selling Security Holders and of any underwriters, dealers or agents, the purchase price paid by any underwriter for Securities purchased from the Selling Security Holders, any discounts, commissions and other items constituting compensation from the Selling Security Holders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In addition, an underwritten offering will require clearance by the National Association of Securities Dealers, Inc. of the underwriter's compensation arrangements. The Company will not receive any of the proceeds from the sale by the Selling Security Holders of the Securities offered hereby. All of the filing fees and other expenses of this Registration Statement will be borne in full by the Company, other than any underwriting fees, discounts and commissions relating to this offering.

        Pursuant to the Equity Registration Rights Agreement, the Company will use its best efforts to keep the Registration Statement of which this Prospectus forms a part effective under the Act for a period of three years following the initial effective date of such Registration Statement (or such shorter period as permitted under the Equity Registration Rights Agreement) and the Company will pay substantially all of the expenses incident to the offering and sale of the Securities to the public, other than underwriting fees, discounts and commissions. The Equity Registration Rights Agreement provides for cross-indemnification of the Selling Security Holders and the Company, to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Securities. The Equity Registration Rights Agreement also provides that in connection with an underwriting offering, the Company will indemnify the underwriters thereof, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided with respect to the indemnification of the Selling Security Holders signatory to such agreement, except with respect to information provided by such underwriters specifically for inclusion within the appropriate registration statement. The period beginning on the date the Equity Registration Statement is first declared effective by the Commission and ending on the date which is three years after the expiration of the Warrants or, if earlier, the date on which all Warrants and Warrant Shares have been sold pursuant to the Equity Registration Statement or the date three years after all Warrants have been exercised, is referred to as the "Effectiveness Period." In the event that the Equity Registration Statement is not filed or effective by, or continuously effective through, the dates referred to above or prior to the end of the Effectiveness Period, the Commission shall have issued a stop order suspending the effectiveness of the Equity Registration Statement or the prospectus contained in the Equity Registration Statement, as amended or supplemented, shall (x) not contain current information required by the Securities Act and the rules and regulations promulgated thereunder or (y) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company agreed to pay, or cause to be paid, as liquidated damages and not as a penalty, to each holder of a Warrant or Warrant Share, an amount equal to $0.0025 per week per Warrant or Warrant Share, as the case may be, for each week beginning on such date and ending 90 days thereafter. Such liquidated damages shall be increased by $0.0025 per week per Warrant or Warrant Share, as the case may be, at the beginning of each subsequent 90-day period up to a maximum aggregate amount of $0.01 per week per Warrant or Warrant Share, as the case may be. The Company agreed to pay all expenses incident to the Company's performance of or compliance with the Equity Registration Rights Agreement, including the reasonable fees and expenses of counsel to the original purchasers of the Warrants but excluding any underwriting fees, discounts or commissions attributable to the sale of the Warrants or Warrant Shares. Each of the Company and the Warrant Agent, on behalf of the original purchasers of the Warrants, pursuant to the Equity Registration Rights Agreement, agreed to indemnify the other party, its officers, directors and controlling persons in respect of certain liabilities and expenses arising, under certain circumstances, out of any registration of the Securities pursuant to the Equity Registration Rights Agreement.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Securities by the Selling Security Holders.

        In order to comply with certain states' securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

        The Warrants originally issued by the Company in the Private Exchange Offer contained legends as to their restricted transferability. In addition, the certificates for Common Stock issuable upon exercise of the Warrants would contain, legends as to their restricted transferability. Upon the effectiveness of the Registration Statement of which this Prospectus forms a part and the transfer of the Securities pursuant thereto, these legends will no longer be necessary, and accordingly, new certificates representing such Securities will be issued to the transferee without any such legends unless otherwise required by law.

        In addition to sales pursuant to the Registration Statement of which this Prospectus forms a part, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants may be sold in accordance with Rule 144 under the Securities Act.

                                  LEGAL MATTERS

        The legality of the securities covered by this Prospectus has been passed upon by Shereff, Friedman, Hoffman & Goodman, LLP, New York, New York, counsel to the Company.


                                     EXPERTS


        The consolidated financial statements of the Company as of June 30, 1995 and June 30, 1996 and for each of the three years in the period ended June 30, 1996 appearing in the Company's Annual Report and incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for certain long-lived assets and procurement costs and for distribution center start-up and catalog development costs as discussed in Notes 3 and 4 to the consolidated financial statements.




                                      xviii

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE HEREIN, IN CONNECTION WITH THIS OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------



                TABLE OF CONTENTS                    PAGE
                                                     ----

Available Information............................      3
Incorporation of Certain
    Documents by Reference.......................      3
Prospectus Summary...............................      4
Risk Factors.....................................     10
Use of Proceeds..................................     13
Selling Security Holders.........................     13
Description of Warrants..........................     14
Description of Capital Stock.....................     15
Plan of Distribution.............................     16
Legal Matters....................................     18
Experts..........................................     18


                             WAXMAN INDUSTRIES, INC.




                                    2,864,000
                                   WARRANTS TO
                              PURCHASE COMMON STOCK


                                   ---------

                                    2,950,000
                                    SHARES OF
                                  COMMON STOCK
                            PAR VALUE $.01 PER SHARE

                                   ---------



                                   PROSPECTUS


                                   ---------


                                              , 1997


                                   ---------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following expenses incurred in connection with this Registration Statement will be paid by the Company. The Selling Security Holders will not bear any of such expenses.

           Filing Fees - Securities and Exchange Commission                 $    --
           Accounting Fees and Expenses                                       5,000*
           Legal Fees and Expenses                                           15,000*
           Printing Fees and Expenses                                         2,500*
           Miscellaneous Expenses                                             2,500*
                                                                            --------
           Total                                                            $25,000*

* Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The indemnification of officers and directors of the Registrant is governed by Section 145 of the DGCL and the Certificate of Incorporation of the Company (the "Certificate"). Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority of the directors who were not parties to the action, suit or proceeding, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses (including attorneys' fees) incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the Board may determine. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

         The Certificate of Incorporation of the Company provides that each person who is a party to or involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation provides that the right to indemnification contained therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. The Company maintains directors' and officers' liability insurance covering certain liabilities incurred by the directors and officers of the Company in connection with the performance of their duties.

ITEM 16.  EXHIBITS

  4.1(1) Indenture, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The Huntington National Bank, as Trustee, with respect to the Senior Secured Deferred Coupon Notes, including the form of Senior Secured Deferred Coupon Notes (Exhibit 4.1 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.2(2) First Supplemental Indenture, dated as of January 19, 1996, by and between Waxman Industries, Inc. and The Huntington National Bank, as Trustee.

  4.3(1) Warrant Agreement, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The Huntington National Bank, as Warrant Agent (Exhibit 4.2 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.4(1) Warrant Certificate (Exhibit 4.3 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  5.1(1) Opinion of Shereff, Friedman, Hoffman & Goodman, LLP regarding legality (filed as Exhibit 5.1 to this Registration Statement).

  10.1(1) Lease between Waxman Industries, Inc. as Lessee and Aurora Investment Co. as Lessor dated June 30, 1992 (Exhibit 10.1 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

  10.2(1) Policy Statement (revised as of June 1, 1980) regarding Waxman Industries, Inc.'s Profit Incentive Plan (Exhibit 10(c)-1 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1984, File No. 0-5888, incorporated herein by reference).

  10.3(1) Form of Stock Option Agreement between Waxman Industries, Inc. and its Directors (Exhibit 10.5 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1991, File No. 0-5888, incorporated herein by reference).

  10.4(1) Employment Contract dated January 1, 1992 between Waxman Industries, Inc. and John S. Peters (Exhibit 10.6 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

  10.5(1) Employment Agreement dated November 1, 1994 between Waxman Consumer Products Group Inc. and Laurence Waxman. (Exhibit 10.6 to Waxman Industries, Inc.'s Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration No. 33-54211, incorporated herein by reference).

  10.6(1) Tax Sharing Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc., WOC Inc. and Western American Manufacturing, Inc. (Exhibit 10.6 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  10.7(1) Intercorporate Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA, Barnett Inc., Waxman Consumer Products Group Inc., WOC Inc. and Western American Manufacturing, Inc. (Exhibit 10.7 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  10.8(2) Intercorporate Agreement dated March 28, 1996 among Barnett Inc., Waxman Industries, Inc., Waxman USA Inc., Waxman Consumer Products Group Inc., WOC Inc. and TWI, International Inc.

  10.9(1) Credit Agreement dated as of May 20, 1994 among Waxman USA, Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citicorp USA, Inc. as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  10.10(1) Term Loan Credit Agreement dated as of May 20, 1994 among Waxman USA
           Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent (Exhibit 10.9 to Waxman Industries, Inc.'s Form S-4 filed June 20, 1994, incorporated herein by reference).

  10.11(1) Amendment No. 2 to the Term Loan Agreement and Amendment No. 1 to the
           Revolving Credit Agreement among Waxman USA Inc., Barnett Inc., Waxman Consumer Products Group Inc. and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent. (Exhibit 10.11 to Waxman Industries, Inc.'s Amendment No. 4 on Form S-2 to Form S-1 filed October 10, 1995, Registration No. 33-54211, incorporated herein by reference).

  10.12(2) Amended and Restated Credit Agreement dated as of April 3, 1996 among
           Waxman USA Inc., Waxman Consumer Products Group Inc., WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as agent, and certain exhibits thereto.

  10.13(2) Standstill Agreement dated March 28, 1996 between Waxman Industries,
           Inc. and Barnett Inc.

  10.14(2) Indenture, dated as of April 3, 1996, by and between Waxman USA Inc.
           and the United States Trust Company of New York, as Trustee, with respect to the 111/8% Senior Notes due 2001 of Waxman USA Inc., including the form of Senior Notes.

  10.15(2) Registration Rights Agreement, dated as of April 3, 1996, by and between Waxman USA Inc. and the United States Trust Company of New York.

  10.16(1) Loan and Security Agreement dated as of June 28, 1996 among the
           Financial Institutions named therein and BankAmerica Business Credit, Inc., as the Agent, Waxman Consumer Products Group Inc. and WOC Inc., including certain exhibits thereto (Exhibit 4.33 to Waxman Industries, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1996, File No. 001-10273, incorporated herein by reference).

  10.17(1) Waxman Industries, Inc. 1996 Non-Employee Directors'
           Restricted Share Plan (Exhibit A to Waxman Industries, Inc.'s 1996 Proxy Statement, File No. 001-10273, incorporated herein by reference).

  10.18    SAR Agreement, dated as of March 29, 1996, between
           Waxman Industries, Inc. and Armond Waxman.

  10.19 SAR Agreement, dated as of March 29, 1996 between Waxman Industries, Inc. and Melvin Waxman.

  10.20    SAR Agreement, dated as of September 27, 1996, between
           Waxman Industries, Inc. and Laurence Waxman.

  12.1(1) Statement re: computation of ratio (Exhibit 12.1 to Waxman Industries, Inc.'s Form S-1 filed July 18, 1995, incorporated herein by reference).

  13.1(1) Waxman Industries, Inc.'s Annual Report on Form 10-K for its fiscal year ended June 30, 1996 (File No. 001-10273, incorporated herein by reference).

  13.2(1) Waxman Industries, Inc.'s Amendment to Annual Report on Form 10-K/A1 for its fiscal year ended June 30, 1996 (File No. 001-10273, incorporated herein by reference).

  13.3(1) Waxman Industries, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1996 (File No. 001-10273, incorporated herein by reference).

  23.1     Consent of Arthur Andersen LLP.

  23.2(1) Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).

  24.1(1) Power of Attorney (included in signature page to this Registration Statement).

------------------
(1)        Incorporated herein by reference as indicated.
(2)        Filed on April 15, 1996.



           (B)    FINANCIAL STATEMENT SCHEDULES

                  All schedules have been omitted because the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements including notes thereto.


ITEM 17.  UNDERTAKINGS

           A.     The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value in securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Waxman Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 24th day of January, 1997.


                                     WAXMAN INDUSTRIES, INC.


                                     By: /s/ Armond Waxman
                                        ---------------------------------------
                                        Armond Waxman,
                                        President and Co-Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Armond Waxman and Mark Wester and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any all capacities to execute and sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                                     Title                                    Date
              ---------                                     -----                                    ----
/s/            Melvin Waxman              Chairman of the Board,                               January 24, 1997
----           -----------------------    Co-Chief Executive Officer and Director
               Melvin Waxman

/s/            Armond Waxman              President, Co-Chief Executive                        January 24, 1997
----           ----------------------     Officer and Director
               Armond Waxman

/s/            Laurence Waxman            Senior Vice President and Director                   January 24, 1997
----           ----------------------
               Laurence Waxman

/s/            Mark Wester                Vice-President Finance (Principal                    January 24, 1997
----           ----------------------     Accounting Officer)
               Mark Wester

 /s/           William R. Pray                  Director                                       January 24, 1997
-----          ----------------------
               William R. Pray

 /s/           Samuel Krasney                   Director                                       January 24, 1997
-----          ----------------------
               Samuel Krasney

 /s/           Irving Friedman                  Director                                       January 24, 1997
-----          ----------------------
               Irving Friedman

 /s/           Judy Robins                      Director                                       January 24, 1997
-----          ----------------------
               Judy Robins

                                  EXHIBIT INDEX

Exhibit Number                       Exhibit Description                             Sequential Page Number
--------------                       -------------------                             ----------------------

   4.1(1) Indenture, dated as of May 20, 1994, by and between Waxman Industries, Inc. and The
                                     Huntington National Bank, as Trustee, with respect to the Deferred Coupon Notes, including the form of Deferred Coupon Notes
                                     (Exhibit 4.1 to Waxman Industries, Inc.'s
                                     Form S-4 filed June 20, 1994, incorporated herein by reference).

  4.2(2)                             First Supplemental Indenture, dated as of
                                     January 19, 1996 by and between Waxman
                                     Industries, Inc. and The Huntington
                                     National Bank.

  4.3(1)                             Warrant Agreement, dated as of May 20,
                                     1994, by and between Waxman Industries,
                                     Inc. and The Huntington National Bank, as
                                     Warrant Agent (Exhibit 4.2 to Waxman
                                     Industries, Inc.'s Form S-4 filed June 20,
                                     1994, incorporated herein by reference).

  4.3(1)                             Warrant Certificate (Exhibit 4.3 to Waxman
                                     Industries, Inc.'s Form S-4 filed June 20,
                                     1994, incorporated herein by reference).

  5.1(1)                             Opinion of Shereff, Friedman, Hoffman &
                                     Goodman, LLP regarding legality (filed as Exhibit 5.1 to this Registration
                                     Statement).

 10.1(1)                             Lease between Waxman Industries, Inc. as
                                     Lessee and Aurora Investment Co. as Lessor dated June 30, 1992 (Exhibit 10.1 to Waxman
                                     Industries, Inc.'s Annual Report on Form
                                     10-K for the year ended June 30, 1992, File
                                     No. 0-5888, incorporated herein by
                                     reference).

 10.2(1)                             Policy Statement (revised as of June 1,
                                     1980) regarding Waxman Industries, Inc.'s
                                     Profit Incentive Plan (Exhibit 10(c)-1 to
                                     Waxman Industries, Inc.'s Annual Report on
                                     Form 10-K for the year ended June 30, 1984,
                                     File No. 0-5888, incorporated herein by
                                     reference).

10.3(1)                              Form of Stock Option Agreement between
                                     Waxman Industries, Inc. and its Directors

Exhibit Number                       Exhibit Index                                          Sequential Page Number
--------------                       -------------                                          ----------------------

                                     (Exhibit 10.5 to Waxman Industries, Inc.'s
                                     Annual Report on Form 10-K for the year
                                     ended June 30, 1991, File No. 0-5888,
                                     incorporated herein by reference).

10.4(1) Employment Contract dated January 1, 1992 between Waxman Industries, Inc. and John S.
                                     Peters (Exhibit 10.6 to Waxman Industries,
                                     Inc.'s Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-5888, incorporated herein by reference).

10.5(1) Employment Agreement dated November 1, 1994 between Waxman Consumer Products Group Inc.
                                     and Laurence Waxman (Exhibit 10.6 to Waxman
                                     Industries, Inc.'s Amendment No. 4 on Form
                                     S-2 to Form S-1 filed October 10, 1995,
                                     Registration No. 33-54211, incorporated
                                     herein by reference).

10.6(1) Tax Sharing Agreement dated May 20, 1994 among Waxman Industries, Waxman USA Inc.,
                                     Barnett Inc., Waxman Consumer Products
                                     Group Inc., WOC Inc. and Western American
                                     Manufacturing, Inc. (Exhibit 10.6 to Waxman
                                     Industries, Inc.'s Form S-4 filed June 20,
                                     1994, incorporated herein by reference).

10.7(1) Intercorporate Agreement dated May 20, 1994 among Waxman Industries, Inc., Waxman USA
                                     Inc., Barnett Inc., Waxman Consumer
                                     Products Group Inc., WOC Inc. and Western
                                     American Manufacturing, Inc. (Exhibit 10.7 to Waxman Industries, Inc.'s Form S-4 filed
                                     June 20, 1994, incorporated herein by
                                     reference).

10.8(2)                              Intercorporate Agreement dated as of March
                                     28, 1996 among Barnett Inc., Waxman
                                     Industries, Inc., Waxman USA Inc., Waxman
                                     Consumer Products Group Inc., WOC Inc. and
                                     TWI, International Inc.

10.9(1) Credit Agreement dated as of May 20, 1994 among Waxman USA Inc., Barnett Inc., Waxman
                                     Consumer Products Group Inc. and


Exhibit Number                       Exhibit Index                                          Sequential Page Number
--------------                       -------------                                          ----------------------

                                     WOC Inc., the Lenders and Issuers party
                                     thereto and Citicorp USA, Inc., as Agent, and certain exhibits thereto (Exhibit 10.8 to Waxman Industries, Inc.'s Form S-4 filed
                                     June 20, 1994, incorporated herein by
                                     reference).

10.10(1)                             Term Loan Credit Agreement dated as of May
                                     20, 1994 among Waxman USA Inc., Barnett
                                     Inc., Waxman Consumer Products Group, Inc.
                                     and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent
                                     (Exhibit 10.9 to Waxman Industries, Inc.'s
                                     Form S-4 filed June 20, 1994, incorporated herein by reference).

10.11(1) Amendment No. 2 to the Term Loan Agreement and Amendment No. 1 to the Revolving Credit
                                     Agreement among Waxman USA Inc., Barnett
                                     Inc., Waxman Consumer Products Group Inc.
                                     and WOC Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent
                                     (Exhibit 10.11 to Amendment No. 4 on Form
                                     S-2 to Form S-1 filed October 10, 1995,
                                     Registration No. 33- 54211, incorporated herein by reference).

10.12(2) Amended and Restated Credit Agreement dated as of April 3, 1996 among Waxman USA Inc.,
                                     Waxman Consumer Products Group Inc., WOC
                                     Inc., the Lenders and Issuers party thereto and Citibank, N.A., as Agent and certain exhibits thereto.

10.13(2) Standstill Agreement dated March 28, 1996 between Waxman Industries, Inc. and Barnett
                                     Inc.

10.14(2) Indenture, dated as of April 3, 1996, by and between Waxman USA Inc. and the United
                                     States Trust Company of New York, as
                                     Trustee, with respect to the 111/8% Senior
                                     Notes due 2001 of Waxman USA, Inc.,
                                     including the form of Senior Notes.

10.15(2)                             Registration Rights Agreement, dated as of
                                     April 3, 1996, by and between Waxman USA
                                     Inc. and the United States Trust Company of
                                     New York.

Exhibit Number                       Exhibit Index                                          Sequential Page Number
--------------                       -------------                                          ----------------------


10.16(1)                             Loan and Security Agreement dated as of
                                     June 28, 1996 among the Financial
                                     Institutions named therein and BankAmerica
                                     Business Credit, Inc., as the Agent, Waxman
                                     Consumer Products Group Inc. and WOC Inc., including certain exhibits thereto (Exhibit
                                     4.33 to Waxman Industries, Inc.'s Annual
                                     Report on Form 10-K for the year ended June
                                     30, 1996, File No. 001-10273, incorporated
                                     herein by reference).

10.17(1)                             Waxman Industries, Inc. 1996 Non-Employee Directors'
                                     Restricted Share Plan (Exhibit A to Waxman Industries,
                                     Inc.'s 1996 Proxy Statement, File No. 001-10273,
                                     incorporated herein by reference).

10.18                                SAR Agreement, dated as of March 29, 1996, between
                                     Waxman Industries, Inc. and Armond Waxman.

10.19                                SAR Agreement, dated as of March 29, 1996 between
                                     Waxman Industries, Inc. and Melvin Waxman.

10.20                                SAR Agreement, dated as of September 27, 1996, between
                                     Waxman Industries, Inc. and Laurence Waxman.

12.1(1)                              Statement re: computation of ratios
                                     (Exhibit 12.1 to Waxman Industries, Inc.'s
                                     Form S-1, filed July 18, 1995, incorporated herein by reference).

13.1(1)                              Waxman Industries, Inc.'s Annual Report on
                                     Form 10-K for its fiscal year ended June
                                     30, 1996 (File No. 001-10273, incorporated
                                     herein by reference).

13.2(1)                              Waxman Industries, Inc.'s Amendment to
                                     Annual Report on Form 10-K/A1 for its
                                     fiscal year ended June 30, 1996 (File No.
                                     001-10273, incorporated herein by reference).

13.3(1) Waxman Industries, Inc.'s Quarterly Report on Form 10-Q for its fiscal quarter ended
                                     September 30, 1996 (File No. 001-10273,
                                     incorporated herein by reference).

23.1                                 Consent of Arthur Andersen LLP.

23.2(1)                              Consent of Shereff, Friedman, Hoffman &
                                     Goodman, LLP (contained in its opinion
                                     filed as Exhibit 5.1 to this Registration
                                     Statement).

24.1(1) Power of Attorney (included in signature page to this Registration Statement).

------------------

(1)      Incorporated herein by reference as indicated.
(2)      Filed on April 15, 1996.